EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 14, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
TwoADay Oil Inc.
Minneapolis, MN

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by TwoADay Oil Inc. of our report dated March 18, 2013, relating to the financial statements of TwoADay Oil Inc., as of January 31, 2013 and for the period from January 17, 2013 (inception) to January 31, 2013, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC
      Silberstein Ungar, PLLC

Bingham Farms, Michigan